Exhibit 5.1

Antelope Enterprise Holdings Limited	D +852 3656 6054
E nathan.powell@ogier.com

Reference: NMP/CLE/517467.00001

2 November 2026

Antelope Enterprise Holdings Limited (the Company)

We have been requested to provide you with an opinion on matters of British Virgin Islands law in connection with a supplement (the Prospectus Supplement) to the base prospectus (the Prospectus) filed in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933 (the Act), as amended, on 1 May 2026 (File No. 333-295047), including its exhibits, the Prospectus and the Prospectus Supplement (the Registration Statement) relating to the registered direct offering (Offering) to Stratosphere Capital Management Inc. (the Purchaser) a convertible promissory note with an original principal amount of US$6,000,000 (the Convertible Note). The Company is also offering up to 12,000,000 class A ordinary shares of no par value (the Conversion Shares), issuable from time to time, upon conversion of the Convertible Note.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents (as defined below). A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies or drafts of the documents set out below (the Documents). In addition, we have examined the corporate and other documents and conducted the searches listed below. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to below:

(a)	the constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands on 10 April 2026 (the Company Registry Records);

(b)	the public information revealed from a search of the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and of the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System (the High Court Database) by the Registry of the High Court of the Virgin Islands on 10 April 2026 (the Court Records);

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Joanne Collett Dennis Li Cecilia Li	Yuki Yan David Lin Alan Wong Janice Chu Zhao Rong Ooi Rachel Huang** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

(c)	the Company Registry Records and the Court Records each as updated by update searches on 15 May 2026, 22 May 2026, 21 July 2026, 30 July 2026 and 30 October 2026 (the Company Registry Records and the Court Records together, and as updated, the Public Records);

(d)	a certificate of good standing in respect of the Company dated 28 September 2026 (the Good Standing Certificate) issued by the Registry of Corporate Affairs in the British Virgin Islands;

(e)	the registered agent’s certificate of the Company dated 28 September 2026 (the Registered Agent’s Certificate);

(f)	the register of directors of the Company attached to the Registered Agent’s Certificate (the Register);

(g)	the written resolutions of all the directors of the Company passed on 29 October 2026 (together, the Board Resolutions);

(h)	the Registration Statement;

(i)	the note purchase agreement entered into between the Company and the Purchaser for the sale and issuance of the Convertible Note dated as of 10 September 2026 (the Note Purchase Agreement); and

(j)	the Convertible Note entered into between the Company and the Purchaser pursuant to the Note Purchase Agreement dated 10 September 2026 (together with the Note Purchase Agreement, the Transaction Documents).

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate and the Registers is accurate and complete as at the date of this opinion;

(e)	each of the Transaction Documents were duly executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws;

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(f)	all copies of the Registration Statement and the Prospectus are true and correct copies and the Registration Statement and the Prospectus conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement and the Prospectus have been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(g)	the Company has complied with, or will comply with when due, its obligations to file (unless the Company is within one of the statutory exceptions to the obligations to file) a financial return, its register of directors, its register of members and its beneficial ownership information pursuant to the BVI Business Companies Act (Revised) (the BCA);

(h)	the Board Resolutions remain in full force and effect and have not been, and will not be, rescinded or amended, and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him in approving the Offering and the transactions set out in the Board Resolutions, and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Registration Statement and the Board Resolutions which has not been properly disclosed in the Board Resolutions;

(i)	all parties other than the Company have the capacity, power and authority to enter into and perform their obligations under all documents entered into by such parties in connection with the issuance of the Convertible Note and the Conversion Shares, and the due execution and delivery thereof by each party thereto have been duly authorised;

(j)	the Convertible Note will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands);

(k)	no invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any Conversion Shares and none of the Conversion Shares have been offered or issued to residents of the British Virgin Islands;

(l)	all necessary corporate action will be taken to authorize and approve the issuance of Conversion Shares and the terms of the offering of such Conversion Shares thereof and any other related matters and that the applicable definitive purchase agreement will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto;

(m)	the Company is, and after the issuance of the Conversion Shares will be able to pay its liabilities as they fall due and the value of assets of the Company will not be less than the sum of the total liabilities of the Company;

(n)	the information and each of the documents disclosed by the Public Records was and is accurate, up-to-date and remains unchanged as at the date hereof and there is no information or document which has been delivered for registration, or which is required by the laws of the British Virgin Islands to be delivered for registration, which was not included and available for inspection in the Public Records;

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(o)	there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein; and

(p)	the Company is not a land owning company for the purposes of Section 242 of the BCA meaning that neither it nor any of its subsidiaries has an interest in any land in the British Virgin Islands.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company is a company duly incorporated with limited liability under the BCA on 31 July 2009, and is validly existing and, based solely on the Good Standing Certificate, is in good standing under the laws of the British Virgin Islands. It is a separate legal entity and subject to suit in its own name and has the capacity to sue in its own name.

Corporate power

(b)	The Company had and has all requisite power under its Memorandum and Articles of Association to issue the Convertible Note and Conversion Shares upon conversion of the Convertible Note, to execute and deliver the Transaction Documents and to perform its obligations, and exercise its rights, under such documents.

Corporate authorisation

(c)	The Company has taken all requisite corporate action to authorise:

(i)	the issuance and sale of the Convertible Note;

(ii)	the issuance of the Conversion Shares upon conversion of the Convertible Note; and

(iii)	the execution and delivery of the Transaction Documents and the performance of its obligations, and the exercise of its rights, under such documents.

Valid Issuance of Convertible Note

(d)	With respect to the Convertible Note to be issued, the board of directors of the Company (the Board) has taken all necessary corporate actions to authorise and approve the creation and terms of the Convertible Note and to approve the issue thereof, the terms of the offering thereof and all related matters; the Note Purchase Agreement has been duly authorized and validly executed and unconditionally delivered by the Company and the Purchaser; and the Convertible Note has been duly authorized and validly executed and unconditionally delivered by the Company and the Purchaser and upon payment of the consideration therefor provided therein, the Convertible Note will be duly authorized and validly issued and will constitute legal, valid and binding obligations of the Company.

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Valid Issuance of Conversion Shares

(e)	With respect to the Conversion Shares, the Board has taken all necessary corporate actions to approve the issuance and allotment of the Conversion Shares, the terms of the offering of the Conversion Shares and any other related matters; and when:

(i)	the provisions of the memorandum and articles of association of the Company then in effect, the Registration Statement and any relevant prospectus supplement, and the applicable definitive purchase, underwriting or similar agreement approved by the Board have been satisfied and payment of the consideration specified therein has been made; and

(ii)	valid entry has been made in the register of members of the Company reflecting such issuance of the Conversion Shares as fully paid shares and the subscription price of such Conversion Shares has been fully paid in cash or other consideration approved by the Board, the Conversion Shares will be recognised as having been duly authorized and validly issued, fully paid and non-assessable.

Taxation

(f)	No taxes, stamp duties, other duties, fees or charges are payable (by assessment, withholding, deduction or otherwise) to the government of the British Virgin Islands in respect of the Offering.

(g)	There is no withholding tax, capital gains tax, capital transfer tax, estate duty, inheritance tax, succession tax or gift tax in the British Virgin Islands and any dividends, interest, rents, royalties, compensations and other amounts paid by the Company are exempt from any taxation in the British Virgin Islands imposed under the British Virgin Islands Income Tax Ordinance (Cap 206). In particular, section 242 of the BCA provides the Company with a statutory exemption from all forms of taxation in the British Virgin Islands.

4	Limitations

4.1	We offer no opinion:

(a)	in relation to the laws of any jurisdiction other than the laws of the British Virgin Islands, and we have not, for the purposes of this opinion, made any investigation into such laws of any other jurisdiction and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the British Virgin Islands;

(b)	in relation to any representation or warranty made or given by the Company in the Documents or, save as expressly set out herein, as to whether the Company will be able to perform its obligations under the Documents;

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(c)	as to the commercial terms of the Documents (or as to how the commercial terms of the Documents reflect the intentions of the parties) or, except to the extent that this opinion expressly provides otherwise, the validity, enforceability or effect of the Documents, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Documents and any other agreements into which the Company may have entered or any other documents, unless this opinion expressly provides otherwise;

(d)	as to whether the acceptance, execution or performance of the obligations of the Company under the Documents will result in the breach of or infringe any other agreement, deed or document (other than the Memorandum and Articles) entered into by or binding on the Company; or

(e)	as to the rights, title or interest of the Company to or in, or the existence of, any property or assets that are the subject of the Documents.

4.2	Under the BCA an annual fee must be paid in respect of the Company to the Registry of Corporate Affairs. Failure to pay the annual fees by the relevant due date will render the Company liable to a penalty fee in addition to the amount of the outstanding fees. If the license fee and/or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies in the British Virgin Islands.

Under the BCA, a copy of the Company’s register of directors which is complete must be filed by the Company at the Registry of Corporate Affairs. Failure to make this filing will render the Company liable to a penalty fee and if the filing is not made within the requisite time period or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies.

Under the BCA, an annual financial return, in the prescribed form, must be filed by the Company with its registered agent in respect of each year for which one is due within the timeframe prescribed by the BCA for that year (unless the Company is within one of the statutory exceptions to the obligation to file). Failure to make this filing when due will render the Company liable to a penalty fee and where the Company is liable to the maximum penalty and has not filed its annual return, the Company will be liable to be struck off and dissolved from the Register of Companies.

Under the BCA, unless the Company is within one of the statutory exceptions to the obligation to file and is compliant with any conditions for the relevant exception(s) to apply, a copy of the Company’s register of members which is complete and certain prescribed beneficial ownership information for the Company must be filed by the Company at the Registry of Corporate Affairs. Failure to make these filings will render the Company liable to penalty fees and if the filings are not made within the requisite time period or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies.

For the purposes of this opinion “in good standing” means only that as of the date of this opinion it appears from our searches of the Public Records and on the basis of certain of the assumptions made in paragraph 2 being correct the Company is in good standing. We have made no enquiries into the Company’s good standing with respect to any other filings or payment of fees, or both, that it may be required to make under the laws of the British Virgin Islands other than the BCA. We have made no enquiries into whether the copy of the register of directors, the copy of the register of members or the Company’s beneficial ownership information filed at the Registry of Corporate Affairs matches the details set out on the Certificate of Incumbency or whether the annual return filed by the Company with its registered agent is in the prescribed form as required pursuant to the BCA.

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4.3	The Public Records and our searches thereof may not reveal the following:

(a)	in the case of the Company Registry Records, details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search or notifications made to the Registrar of Corporate Affairs by its registered agent of any failure by any Company to file its register of directors, register of members, beneficial ownership information and/or annual return as required and within the time frame prescribed by the BCA;

(b)	in the case of the Court Records, details of proceedings which have been filed but not actually entered in the High Court Database at the time of our search;

(c)	whether an application for the appointment of a liquidator or a receiver has been presented to the High Court of the British Virgin Islands or whether a liquidator or a receiver has been appointed out of court, or whether any out of court dissolution, reconstruction or reorganisation of the Company has been commenced; or

(d)	any originating process (including an application to appoint a liquidator) in respect of the Company in circumstances where the High Court of the British Virgin Islands has prior to the issuance of such process ordered that such process upon issuance be anonymised (whether on a temporary basis or otherwise), and the following points should also be noted:

(e)	the Court Records reflect the information accessible remotely on the High Court Database, we have not conducted a separate search of the underlying Civil Cause Book (the Civil Cause Book) or the Commercial Cause Book (the Commercial Cause Book) at the Registry of the High Court of the British Virgin Islands. Although the High Court Database should reflect the content of the Civil Cause Book and the Commercial Cause Book, neither the High Court Database nor the Civil Cause Book or Commercial Cause Book is updated every day, and for that reason neither facility can be relied upon to reveal whether or not a particular entity is a party to litigation in the British Virgin Islands;

(f)	the High Court Database is not updated if third parties or noticed parties are added to or removed from the proceedings after their commencement; and

while it is a requirement under Section 118 of the Insolvency Act that notice of the appointment of a receiver be registered with the Registry of Corporate Affairs, however, it should be noted that failure to file a notice of appointment of a receiver does not invalidate the receivership but gives rise to penalties on the part of the receiver.

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5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the British Virgin Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the British Virgin Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific British Virgin Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities” and “Legal Matters” of the Registration Statement.

This opinion may be used only in connection with the Offering and while the Registration Statement is effective. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Ogier

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